Exhibit 10.2

Service Agreement

This Service Agreement ("Agreement") is entered in to this 5th day of September 2012 ("Effective Date"), by and between WGM SERVICES LTD. ("WGM"), a corporation incorporated under the laws of Cyprus with its offices located at 48 Themistokli Dervi Avenue, Nicosia 1066, Cyprus; and Relevanti Media (Israel) Ltd. located at 48 Derech Menachem Begin, Tel Aviv 66180, Israel ("Supplier"). Each WGM and the Supplier may be referred to herein as a "Party" and collectively as the "Parties".

WHEREAS, WGM is in the business of operating Binary Option trading websites; and

WHEREAS, WGM wishes to procure certain Services (as defined in Schedule A) to be rendered to its business by Mr. Oleg Golynker; and

WHEREAS, Supplier possesses the required knowhow, ability and expertise to provide WGM with the Services as defined hereinafter;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.	Definitions. For the purposes of this Agreement, the following definitions shall apply to the respective capitalized terms.

1.1.	"Services" means the services that Supplier shall provide WGM, as set out in article 2 and in Schedule A.

1.2.
"Confidential Information" means any data or information of WGM, including oral, written or electronic data or information, not made available to the general public, including past, present or future research, development or business activities, and including without limitation, any information relating to developments, inventions, processes, plans and financial information of WGM, and that was obtained by the Supplier during, by or through its connections with WGM and the Services provided by it to WGM.

1.3.
"Intellectual Property Rights" means all the intangible legal rights, titles, and interest including, but without limitation (i) any and all patents (whether in the form of utility patents or design patents), patent application (whether pending or not), and patent disclosures, together with all re-issuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works, copyrights, which have been, or which may be, registered in the future and all applications, registrations and renewals in connection therewith; (iv) all trade secrets and Confidential Information; (v) all other proprietary rights, industrial rights, commercial rights and any other similar rights, all of the above on a worldwide basis.

2.	The Services

2.1.	The Supplier shall provide WGM with the Services, as set out in Schedule A, and as may be modified by the parties from time to time.

2.2.
The Services shall be performed by the Supplier, in a professional and timely manner and in strict accordance with the instructions and specifications to be given by WGM to the Supplier, from time to time. The Supplier shall use the highest degree of skill, diligence, and expertise in performing the Services.

2.3.	The Services shall be performed by the Supplier on a monthly basis as of the effective Date or on a later date as agreed upon by the parties in writing.

2.4.	The Supplier may not assign any and/or all of its obligations under this Agreement to any third party without the prior written consent of WGM.

3.	Consideration

3.1.	In consideration for the services rendered to WGM, WGM shall pay the Supplier a monthly Payment of USD 10,000 ("Payment").

3.2.
The Payment shall be paid to the Supplier no later than the 10th day of each month for the previous month subject to an invoice issued by the supplier. It is clarified that the Supplier shall not be entitled to receive from WGM any other consideration and/or expenses other than the Payment for services it renders to WGM.

3.3.
All payments hereunder shall be perceived to include all taxes however designated and levied by any state, local, or government agency and the Supplier shall bear full responsibility for all tax obligations relating to the Payment under this agreement.

3.4.
The Supplier shall be solely responsible for the payment of any and all taxes that it may be liable for and obligated to pay under this Agreement, including all business taxes and/or income tax and/or social security payments and any other taxes that may arise out of the Supplier's activities and performances under this Agreement.

3.5.	All payments to be made to WGM hereunder shall be paid in US Dollars.

3.6.
It is agreed between the Parties that after the termination of this Agreement, for any reason, the Supplier shall not be entitled to receive any kind of payment from WGM, the Customers generated by it and for any other reason.

3.7.
WGM shall not be liable for any expenses incurred by the Supplier or any of its employees, agents or who on its behalf and which arise out of or in connection with this Agreement. Furthermore, WGM shall have no obligation whatsoever to the Supplier by reason of expiration or termination hereof, for loss of profits or anticipated profits, reimbursement of expenditures, and shall not be responsible for any such losses of any kind regarding the termination or expiration of this Agreement. Also, Supplier will have no claims whatsoever, e.g. for compensation of damages, adjustment or release due to any of the goodwill created due to lost of profit, due to expenditures for replacement or renewal of corresponding business activities as replacement for expenses or the loss of rights connected in this Agreement or rights of retention in any way.

4.	Independent Contractor

4.1.
The Supplier shall be considered as an independent contractor and elected to provide the Services to WGM as an independent contractor. There shall be no employee-employer relationship whatsoever between WGM and the Supplier.

4.2.
If, despite the parties' explicit intent as reflected in this Agreement, a competent court determines (following a claim/demand of the Supplier and/or of Mr. Oleg Golynker and/or of any other person/entity on their behalf) the existence of an employer-employee relationship between the WGM and the Supplier and decides that the Supplier is entitled to payments and/or other benefits in connection with such employment relationship, then the Supplier shall indemnify the WGM and hold it harmless from any loss or damage incurred by WGM as a result of, or in connection with, such court decision, including reasonable expenses and legal fees, and the following provisions shall apply:

4.2.1.
In lieu of the Consideration/ Payment as defined in article 3 that was paid to the Supplier by the WGM as of the Effective Date, the Supplier shall be deemed to be entitled to receive a reduced consideration, which equals to sixty percent (60%) of the payment during the Term (the "Reduced Consideration"). The Supplier's entitlement to the Reduced Consideration shall be regarded as gross compensation and shall apply retroactively as of the Effective Date.

4.2.2.
The Supplier shall be under a duty to immediately refund WGM any amount paid on account of the Commission paid by WGM as of the Effective Date in excess of the Reduced Consideration. The Company may offset any such amounts from any payment due to the Supplier pursuant to such court’s decision.

5.	Term and Termination

5.1.	This Agreement shall be in effect commencing on the Effective Date and shall continue until December 31, 2012 ("Termination Date").

5.2.
Both Parties may terminate this Agreement, for any reason and without cause, prior to the Termination Date upon giving the other Party no less than a Seven (7) day prior written notice ("Prior written Notice").

6.	Proprietary Rights and Confidential Information

6.1.
Any and all written materials, designs and design specifications, website presentation layer, translations and any and all other content and products produced by the Supplier in the performance of the Services (the "Work Products") will be considered and deemed to be the sole property of WGM and shall be deemed to be a work for hire and made in the course of the Services performed hereunder.

6.2.
The Supplier warrants that it will use the Confidential Information of WGM and all other data relating thereto solely for the purposes of this Agreement and that it will not, at any time during or any time after the completion, expiry or termination of this Agreement, use or disclose the WGM’s Confidential Information, whether directly or indirectly, to any third party without the WGM's prior written consent. Supplier further undertakes that it will not itself or through any subsidiary, agent or employee use, sell, license, sub-license, create, develop or otherwise deal in any Confidential Information provided to it by WGM or obtained while performing this Agreement. Supplier will ensure that each of its employees and/or agents will comply with the provisions contained in this clause.

7.	Representations and Warranties of Supplier.

Supplier represents and warrants as follows:

7.1.
The execution and the delivery of this Agreement, will not (i) violate any material Legal Requirement to which the Supplier is subject to, (ii) result in a material breach or violation of, or default under, or constitute an event which would with the passage of time or the giving of notice or both constitute a default under, or give rise to a right to terminate, amend, modify, abandon or accelerate any material Contractual Obligation of and by Supplier, (iii) require any action by (including any authorization, consent or approval), or in respect of (including notice to), any entity under any material Contractual Obligation of Supplier, or (iv) result in a breach or violation of, or default under, Supplier's articles of incorporation or code of regulations.

7.2.
The Supplier has the needed knowledge, expertise, experience, ability, resources, managerial skills, employees, facilities administrative infrastructure and all other requirement needed to perform the agreed services as described in article 2 and in schedule A.

7.3.	The Supplier warrants that it has understood, checked and accepted to perform the services as described in article 2 and in schedule A.

8.	General Provisions

8.1.
This Agreement, including all Appendixes which are incorporated by reference, states the entire agreement between the parties with respect to the subject matter of this Agreement and shall terminate and supersede all previous discussions, proposals, negotiations, representations, commitments, writings, agreements and other communications, both oral and written, between the parties. This Agreement may not be modified or amended except by a written document signed by an authorized by a duly authorized representative of each of the parties.

8.2.
The validity, construction and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Israel, without giving effect to the principles of conflict of laws thereof. The competent courts of the city of Tel Aviv-Jaffa, Israel shall have exclusive jurisdiction to settle all disputes arising in connection with this Agreement and no other courts shall have any jurisdiction whatsoever in respect of such disputes.

8.3.
Indemnity. The Supplier undertakes to indemnify and hold harmless, and agree to defend WGM against any third-party claim or action brought against WGM or any of their parent, subsidiary or affiliated companies, its or their directors, officers, employees, licensees, agents, attorneys, assigns or independent contractors, from and against any and all claims, actions, losses, liabilities, damages, costs and expenses (including legal fees and costs) arising out of or in connection with the Services or any breach of representation, covenant or agreement made by the Supplier.

8.4.	All of the terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties.

8.5.	The Supplier may not assign its rights, privileges, obligations and undertakings under this agreement, to any third Party without the prior written consent of WGM.

8.6.
In addition to the rights and obligations which survive as expressly provided for elsewhere in this Agreement, the Articles and Sections which by their nature would be reasonably expected to survive, shall survive and continue after any termination of this Agreement, and specifically Articles 6 (Proprietary Rights and Confidential Information), 8.2 (Law and Venue), 8.5 (Survival) and 8.8 (Notices) shall survive and be enforceable after such termination.

8.7.	Any failure or delay by either party in exercising any right or remedy will not constitute a waiver of its right.

8.8.	In the event any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall remain in full force and effect.

8.9.
Any notice from one party to the other shall be effectively served if sent in writing by recorded delivery to the address of the receiving party as stated in the preamble to this Agreement, unless said Party informs the other Party in writing on a change of address.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first hereinabove written.

_____________________ WGM SERVICES LTD.: By: /s/ Shimon Citron Authorized Signatory	______________________ SUPPLIER: By: /s/ Ronen Erez Chief Executive Officer By: /s/ Oleg Golynker Authorized Signatory

SCHEDULE A

The Supplier will perform services in the capacity of a CTO (Chief Technology Officer). Services to be performed by the Supplier:

1.	The Supplier shall be responsible to provide development and management services for the technology department